Exhibit 99.2

Beverly Enterprises, Inc. Adopts Shareholder Rights Plan

    FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 25, 2005--The Board of Directors of Beverly Enterprises, Inc. (NYSE: BEV) today adopted a Shareholder Rights Plan. Under the Plan, each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $50.00.
    Under the Plan, if a person or group becomes the owner of 10% or more of the Company's common stock, each Right will entitle its holder to purchase, for the Right's $50 exercise price (as it may be adjusted under the Plan), a number of Beverly common shares having a market value at that time of twice the Right's exercise price. Rights held by the triggering person or group will become void and not be exercisable to purchase shares at the bargain purchase price.
    The Beverly Board will be entitled to redeem the Rights at $.01 per Right at any time before a person or group has acquired 10% or more of the outstanding common stock. The Rights Plan will expire on January 26, 2015. The Rights distribution is not taxable to shareholders.
    The Rights are designed to ensure that all shareholders of Beverly Enterprises, Inc. receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Beverly to the detriment of shareholders.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. BEI, through its subsidiaries, currently operates 351 skilled nursing facilities, as well as 18 assisted living centers, and 53 hospice and home health centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Inc.
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycorp.com